Exhibit 99.1

Rally Software Adds Yancey Spruill to Board of Directors

Company Bolsters Board with Seasoned Financial Executive

BOULDER, Colo. — September 9, 2014 — Rally (NYSE: RALY), a leading global provider of enterprise-class software and services to drive agility, today announced that Yancey Spruill has been appointed to its board of directors. Spruill will serve on the board’s audit, nominating and corporate governance committees. The appointment increases the number of Rally directors to six.

Spruill was previously the Executive Vice President and Chief Financial Officer of DigitalGlobe, a provider of commercial high-resolution earth observation and advanced geospatial solutions, where he has played a key role in building the company into a market leader since joining in 2004 until stepping down this month.  Prior to joining DigitalGlobe (NYSE:DGI), Spruill was an investment banker at Thomas Weisel Partners, Lehman Brothers and JP Morgan. He began his career as a manufacturing engineer with Corning Incorporated and the Clorox Company. Spruill holds a Bachelor of Electrical Engineering from Georgia Tech and an MBA from the Tuck School at Dartmouth College.

“Yancey’s wealth of experience across the technology and financial services industries will bring invaluable perspective to Rally’s board,” said Tim Miller, Chairman and CEO of Rally. “Yancey’s guidance and leadership will be tremendous assets in the years to come, and we are delighted that he is joining our board.”

“Rally’s technology and expertise puts the company at the intersection of a number of powerful trends that are driving growth and productivity, and reshaping the business world,” said Spruill. “Rally’s solutions offer compelling value for customers, which is why Rally has such a significant opportunity for growth. I am excited to be a part of the company, and I look forward to working closely with the other directors and Rally’s leadership team to realize the opportunity ahead.”

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About Rally

Rally Software is a leading global provider of enterprise-class software and services solutions that drive agility. Companies use Rally’s solutions to accelerate the pace of innovation, improve performance, and respond effectively to evolving competitive markets and customer needs. Rally’s SaaS platform transforms the way organizations manage the software development lifecycle by aligning software development and strategic business objectives, facilitating collaboration, and increasing transparency. Rally’s consulting and training services apply Agile and Lean approaches to help organizations innovate, lead, adapt, and deliver. Learn more at http://www.rallydev.com.

© 2014 Rally Software Development Corp. All rights reserved. Rally, Rally Software, and the Rally logo are trademarks or registered trademarks of Rally Software Development Corp. in the United States and other countries. All other trademarks are properties of their respective owners.

Media Contact:

Leslie Marcotte

Rally Software

Phone: 720-446-4926

Email: lmarcotte@rallydev.com